Exhibit 10.8

September 28, 2018

Re: Confirmatory Employment Letter

Dear Frank:

As discussed, you and Anaplan, Inc., a Delaware corporation (the “Company”) have agreed to the terms of this letter agreement (the “Agreement”) to confirm the current terms and conditions of your employment. This Agreement is effective as of the date you sign this letter, as indicated below.

1. Position. You will continue to serve as Chief Executive Officer (your “Employment”) and you will continue to report to the Company’s Board of Directors, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned or delegated to you by the Board of Directors. During your Employment, you will continue to perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You will also continue to work primarily at the Company’s global headquarters in California, which is currently located in San Francisco, and from time to time, other locations, including, without limitation, the Company’s offices worldwide.

2. Compensation.

(a) Base Salary. Your current annual base salary is $450,000 payable on the Company’s regular payroll dates and subject to the usual, required withholdings and deductions. Your base salary is subject to review, and adjustments will be made to it based upon, the Company’s normal performance review practices.

(b) Bonus. Your current annual bonus target is equal to 100% of your annual base salary and you may be able to earn up to two-times such targeted amount. To the extent the Company determines that you earned an annual bonus for a fiscal year, such bonus shall be subject to the usual, required withholdings and deductions. Your annual bonus target will be subject to review and adjustments will be made to it based upon the Company’s normal performance review practices. Any bonus for a fiscal year will be paid within 2  1⁄2 months after the end of that fiscal year, but only if you were employed by the Company on the last day of the fiscal year to which the bonus relates.

(c) Benefits. During your Employment, you will be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

(d) Equity Grants. Your existing equity grants will continue under the terms of the existing grant agreements and the applicable stock plan. In addition, if you become entitled to accelerated vesting pursuant to your Severance Agreement (as defined below), such accelerated vesting will apply to your existing equity grants. You will also continue to be eligible to receive additional equity grants in the future, subject to the discretion and approval of the Company’s Board of Directors or its Compensation Committee.

You will also be able to “early exercise” awarded Stock Options as to some or all of the Option shares immediately following grant, meaning that you may purchase unvested shares, with the Company having the right to repurchase shares that remain unvested when your employment terminated at your cost for the shares being repurchased, which the right of repurchase shall lapse on the vesting schedule that would otherwise apply to the shares subject to the Option.

3. Business Expenses. During your Employment, the Company will continue to reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies; provided that any such reimbursement must be paid on or before the last day of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such reimbursement shall be subject to liquidation or exchange for another benefit.

4. Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Company’s Board of Directors, you shall not render services in any capacity to any other person or entity and shall not engage in any other employment, consulting or other business activity, in each case that would conflict in any way with your obligations hereunder. In addition, you shall not during your Employment act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may: (i) continue to serve on the boards of directors of Nimble Storage, Adobe Systems Incorporated and Palo Alto Networks, or, if you cease to serve on any of these boards, to serve on the boards of directors of up to two publicly-traded; provided that you may serve on additional boards of directors with the prior written approval of the Company’s Board of Directors. (ii) manage personal investments and, with the prior written consent from the Company’s Board of Directors, (iii) serve on civic or charitable boards or committees, (iv) deliver lectures, (v) fulfill speaking engagements, (vi) teach at educational institutions; provided that any such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment, including without limitation any conduct policy and any incentive compensation clawback policy.

5. No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any third party (whether alone or with you) has any right, title or interest, and your Employment does not and shall not infringe or violate the rights of any other party. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

6. Severance. You will be eligible to enter into a Change in Control and Severance Agreement with the Company that is applicable to you based on your senior position within the Company (such agreement, your “Severance Agreement”). Your Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with certain terminations of employment and certain corporate transactions. These protections will supersede all other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

7. Employment Relationship. Your Employment continues to be for no specific period of time and is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, without prior notice and with or without cause. Any contrary representations which may have been made to you are superseded by this Agreement. Further, your participation in any equity-based or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

8. Rights Upon Termination. Except as expressly provided in your Severance Agreement, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

9. Insurance. The Company shall, to the maximum extent permitted by law, include you during your Employment under any directors and officers liability insurance policy that it maintains for similarly situated executives, with coverage at least as favorable to you in amount and each other material respect as the coverage of other similarly situated executives covered thereby (including, if applicable, with respect to coverage for proceedings based or threatened following the termination of your Employment). During your Employment, you shall be designated as a “covered person” under the Company’s applicable Director’ and Officers’ insurance coverage. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of your heirs and personal representatives. For the avoidance of doubt, this Section 9 shall not require the Company to obtain directors and officers liability insurance for its officers or executives.

10. Indemnification. The Company shall, to the maximum extent required by law, indemnify you to the same extent it indemnifies other similarly situated executives if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of the Company. For the avoidance of doubt, this Section 10 shall not require the Company to indemnify its officers or executives beyond indemnification that is required under the Delaware General Corporation Law.

11. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and shall be enforceable by and binding upon, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are due and payable to you hereunder, all such unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your designated beneficiary, if living, or otherwise to the personal representative of your estate. Any other attempted assignment, transfer, conveyance, or other disposition of your right to compensation or other benefits will be null and void without the Company’s written consent.

12. Other Agreements. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during your Employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that you shall continue to be subject to the terms of the Company’s Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) and other compliance agreements that you executed in connection with your Employment.

13. Arbitration. As a condition of your continued Employment, you agree to sign the Company’s standard Alternative Dispute Resolution Agreement (the “Arbitration Agreement”), which is attached hereto as Exhibit A.

14. Miscellaneous Provisions:

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(d) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a merger or acquisition or sale or transfer of all or a substantial portion of the Company’s assets to such entity. This Agreement may also be assigned by the Company to a division of subsidiary entity that is owned or controlled by the Company.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart.

15. Entire Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Confidentiality Agreement (and other compliance agreements that you executed in connection with your service to the Company), the Arbitration Agreement and your Severance Agreement contain the entire understanding of the parties with respect to the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Board of Directors.

If you wish to accept the terms of this Agreement, please sign and date in the space indicated below and return it to me.

Very truly yours,

ANAPLAN, INC.

By: Name: Title:	/s/ Standish O’Grady Standish O’Grady Director, Chair of Compensation Committee

ACCEPTED AND AGREED:

/s/ Frank Calderoni
Name: Frank Calderoni Title: Chief Executive Officer

Date: September 28, 2018

Attachment(s):

Exhibit A: Alternative Dispute Resolution Agreement

Exhibit A

[Alternative Dispute Resolution Agreement]

EXHIBIT A

ALTERNATIVE DISPUTE RESOLUTION AGREEMENT

READ THIS AGREEMENT CAREFULLY BECAUSE YOUR SIGNATURE BELOW CONFIRMS THAT YOU HAVE READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS OF THIS ARBITRATION AGREEMENT.

Anaplan, Inc. (hereinafter referred to as the “Company”) hopes and expects that your employment with the Company will be free of disputes and that we will not need to use the process set forth in this Alternative Dispute Resolution Agreement (the “Agreement”). However, in the event a dispute should arise, this Agreement sets forth the understanding between you and the Company to resolve any disputes between us through a final and binding arbitration process.

1.	How This Agreement Applies

As a condition of your employment with the Company, you and the Company agree to all of the terms of this Agreement. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to your employment with the Company (or one of its affiliates, subsidiaries or parents) or termination of your employment with the Company, regardless of the date that the dispute arose and this Agreement survives after the employment relationship between you and the Company terminates.

Except as it otherwise provides below, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration. Therefore, this Agreement requires all such disputes to be resolved only by a single arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of this Agreement or any portion of this Agreement.

Except as this Agreement otherwise provides, this Agreement also applies, without limitation, to disputes airing out of or related to the employment relationship or termination of that relationship, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, California Fair Employment and Housing Act, California Family Rights Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funding by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or termination of employment.

2.	Limitations On How This Agreement Applies

This Agreement does not apply to claims for workers’ compensation, state disability insurance and state unemployment insurance benefits, except that claims for retaliation under these laws shall be subject to this Agreement.

This Agreement does not apply to any action for emergency or temporary injunctive relief in a court of law in accordance with applicable law, so long as that action is brought on an individual basis and not on a consolidated basis or on behalf of or as part of a collective or class action (a class action involves an arbitration or lawsuit where representative members of a group of individuals who share a common interest seek relief on behalf of the group) pursuant to Section 5 below (however, after the court issues a ruling concerning the emergency or temporary injunctive relief, you and the Company must submit any claim to arbitration pursuant to this Agreement.

This Agreement does not apply to any claims that would qualify to be heard and determined in small claims court any such claims may be heard in small claims court in lieu of arbitration under this Agreement at the request of you or the Company.

Regardless of any other terms of this Agreement, claims may be brought before, and remedies awarded by, an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

3.	The Arbitration Process

The arbitration shall be before a sole arbitrator (the “Arbitrator”), in accordance with the laws of the state in which you were employed with the Company at the time of the dispute. Any such arbitration shall be administered by JAMS and shall proceed according to the JAMS Employment Arbitration Rules (the “Rules”) in effect as of the date on which arbitration is initiated. The JAMS Employment Arbitration Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/. Where an inconsistency exists between

EXHIBIT A

the provisions of this Agreement and the Rules, the arbitrator will apply the provisions of this Agreement, which reflect the intent of the parties. The arbitration proceedings shall allow for discovery according to the Rules. The arbitrator in such a proceeding shall have the power to decide any motions brought by any party to the arbitration, including without limitation, motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision on the merits. The arbitrator shall have the power to award any remedies, including without limitation, attorneys’ fees and costs, available under applicable law. The Company shall pay for any administrative or hearing fees charged by JAMS except that, to the extent permitted by the JAMS Rules, you shall pay any filing fees associated with any arbitration that you initiate, but not in any event to exceed the filing fees that you would have paid if you had filed a complaint in a court of law having jurisdiction. Judgment on the award may be entered in any court having jurisdiction.

The location of the arbitration proceeding shall be no more than 45 miles from the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise.

4.	Starting The Arbitration

All claims in arbitration are subject to the same statutes of limitation that would apply in court.

5.	Individual Claims Only

All disputes, claims or controversies subject to arbitration as set forth in this Agreement must be submitted to arbitration on an individual basis only and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims may not be joined or consolidated in arbitration with other disputes brought by or against another employee of the Company, unless agreed to by the parties. You and the Company agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis. Accordingly,

(a) There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action (“Class Action Waiver”). The Class Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a class action and (2) a civil court of competent jurisdiction finds the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought). In such instances, the class action must be litigated in a civil court of competent jurisdiction.

(b) There will be no right or authority for any dispute to be brought, heard or arbitrated as a collective action (“Collective Action Waiver”). The Collective Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a collective action and (2) a civil court of competent jurisdiction finds the Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought). In such instances, the collective action must be litigated in a civil court of competent jurisdiction.

(c) There will be no right or authority for any dispute to be brought, heard or arbitrated as a representative action (“Representative Action Waiver”). The Representative Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a representative action and (2) a civil court of competent jurisdiction finds the Representative Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought). In such instances, the representative action must be litigated in a civil court of competent jurisdiction.

(d) To the fullest extent permitted by applicable law, there will be no right or authority for any dispute to be brought, heard or arbitrated as a private attorney general representative action (“Private Attorney General Waiver”). The Private Attorney General Waiver shall be severable from this Agreement in any case in which a civil court of competent jurisdiction finds the Private Attorney General Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought). In such instances and where the claims is brought as a private attorney general, such private attorney general claim must be litigated in a civil court of competent jurisdiction.

Although you will not be retaliated against, disciplined or threatened with discipline as a result of you exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective, or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver, Collective Action Waiver, Representative Action Waiver, and Private Attorney General Waiver under the Federal Arbitration Act and seek dismissal of such class, collective, or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver, Collective Action Waiver, Representative Action Waiver or Private Attorney General Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

The Class Action Waiver, Collective Action Waiver, Representative Action Waiver and Private Attorney General Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

EXHIBIT A

6.	The Arbitration Hearing and Award

The parties will arbitrate their dispute before the Arbitrator, who shall confer with the parties regarding the conduct of the hearing and resolve any disputes the parties may have in that regard. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the Arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Arbitrator shall apply applicable controlling law and will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, as determined by the Arbitrator, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

7.	Severability

If any one or more of the provisions of this Agreement is determined to be invalid, illegal or otherwise unenforceable, in whole or in part, then such provision, to the extent only that it is invalid, illegal, or otherwise unenforceable, shall be deemed modified to the extent necessary so that it is no longer invalid, illegal or otherwise unenforceable, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is invalid, illegal or otherwise unenforceable, shall be deemed severable from the remaining provisions of this Agreement, which shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible. The Class Action Waiver, Collective Action Waiver, Representative Action Waiver, and Private Attorney General Action Waiver shall be severable only as set forth in Section 5 above.

This Agreement does not create a contract of employment for any specific term or otherwise modify in any way the at-will employment relationship between you and the Company.

8.	Enforcement of this Agreement

This Agreement is the full and complete agreement between you and the Company regarding the terms of this Agreement and this Agreement supersedes and replaces any prior agreements, representations or understandings, written, oral or otherwise, regarding its subject matter. This Agreement may only be modified in an express written agreement signed by you and an officer of the Company. Except as stated in Paragraph 5, above, in the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable.

I have read this Alternative Dispute Resolution Agreement and I understand its terms. I understand that under this Agreement, any covered claims that I may have with the Company will be resolved only through final and binding arbitration as described in this Agreement, and all such disputes shall be brought individually and not on a class or collective basis. Understanding all of the terms of this Agreement, I hereby agree to be bound by the terms of this Agreement.

/s/ Frank Calderoni	September 28, 2018
Employee’s Signature	Date Signed

Frank Calderoni
Employee’s Name (please print)